As Filed with the Securities and Exchange Commission on June 22, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONSANTO COMPANY

(Exact name of registrant as specified in its charter)

Delaware	43-1878297
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

(Address of Principal Executive Offices) (Zip Code)

Monsanto Savings and Investment Plan

Monsanto Company ERISA Parity Savings and Investment Plan

(Full title of the plan)

David F. Snively, Esq.

Executive Vice President, Secretary and General Counsel

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

(Name and address of agent for service)

(314) 694-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Monsanto Savings and Investment Plan, Common Stock, $.01 par value (6)	10,000,000	$78.73(3)	$787,300,000(3)	$90,224.58
Monsanto Company ERISA Parity Savings and Investment Plan, Savings and Investment (Parity) Plan Obligations (4)	$35,000,000	100%	$35,000,000(5)	$4,011
Total			$822,300,000	$94,235.58

(1)	This Registration Statement covers 10,000,000 additional shares of common stock of Monsanto Company (the “Registrant” or the “Company) available for issuance pursuant to the terms of the Monsanto Savings and Investment Plan (the “SIP”) and additional Savings and Investment (Parity) Plan Obligations (“Obligations”) under the Monsanto Company ERISA Parity Savings and Investment Plan (the “SIP Parity,” and together with the SIP, the “Plans”). This Registration Statement also covers such additional indeterminate shares of common stock of the Registrant as may be issuable pursuant to antidilution provisions of the SIP. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the SIP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the SIP. A Registration Statement on Form S-8 has been filed previously on August 9, 2002 (File No. 333-97871) covering 16,000,000 shares of common stock reserved for issuance pursuant to awards under the SIP (as adjusted to reflect a 2-for-1 split in the Registrant’s common stock effected July 28, 2006).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share represents the average of the high and low selling prices per share of common stock of the Registrant on June 21, 2012, as reported in the New York Stock Exchange Composite Transactions.
(4)	The Obligations are unsecured obligations of Monsanto Company to pay deferred compensation in accordance with the terms of SIP Parity.
(5)	Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance Rule 457(o). Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the SIP Parity. A Registration Statement on Form S-8 has been filed previously on June 28, 2001, and amended on August 9, 2002 (File No. 333-64076) covering $24,000,000 of Obligations under the SIP Parity.
(6)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the SIP described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant to register an additional 10,000,000 shares of common stock, par value $0.01 per share, of Monsanto Company that may be awarded under the SIP and an additional $35,000,000 of Obligations that may be awarded under the SIP Parity.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that Monsanto Company (the “Company” or the “Registrant”), or with respect to the Monsanto Savings and Investment Plan, the SIP, has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof (except for the portions of the Company’s Current Reports furnished, as opposed to filed, on Form 8-K):

(a)(1)	The Company’s Annual Report on Form 10-K for the year ended August 31, 2011, filed November 14, 2011, as amended on Form 10-K/A on December 1, 2011 (File No. 001-16167);

(a)(2)	With respect to the Monsanto Savings and Investment Plan, the SIP’s Annual Report on Form 11-K for the year ended December 31, 2010;

(b)(1)	The Company’s Current Reports on Form 8-K, filed October 11, 2011; November 14, 2011; November 14, 2011; January 24, 2012; and March 26, 2012 (File No. 001-16167);

(b)(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2011, filed January 6, 2012 (File No. 001-16167);

(b)(3)	The Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2012, filed April 5, 2012 (File No. 001-16167); and

(c)	The description of the Company’s Common Stock as set forth in the Company’s registration statement on Form 8-A filed October 10, 2002, under the heading “Description of Registrant’s Securities to be Registered,” and on Form S-1/A (File No. 333-36956) filed August 30, 2000, under the heading “Description of Capital Stock,” including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant or, with respect to the Monsanto Savings and Investment Plan, the SIP, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) (except for the portions of the Company’s Current Reports furnished, as opposed to filed, on Form 8-K) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document

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which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

The common stock to be offered under the SIP is registered under Section 12 of the Exchange Act.

The Obligations are unsecured obligations of the Registrant to pay employees’ compensation which has been deferred under the terms of the SIP Parity. The Obligations rank equally with all other unsecured and unsubordinated indebtedness of the Registrant.

Compensation deferred under the SIP Parity (“Employee Deferrals”) by a participating employee (a “Participant”), together with any employer allocation (“Employer Contributions”), are held in the general funds of the Registrant. The Registrant establishes individual bookkeeping accounts for each Participant. Employee Deferrals and Employer Contributions are allocated to a Participant’s account (a “SIP Parity Account”) in accordance with investment alternatives selected by the Participant pursuant to the terms of the SIP Parity and such procedures and limitations as may be established by the Company from time to time.

Each Participant’s SIP Parity Account will be credited and charged with the dividends, income, gains and losses, and adjusted for stock splits, stock dividends, recapitalizations, consolidations or other changes in capitalization, as the case may be, that such amount would have been credited, charged with or adjusted for, if the account had been invested in the deemed investment funds that are elected by the Participant. The deemed investment funds available for the investment of Participants’ SIP Parity Accounts shall be the same as the Investment Funds and Pre-Mixed Portfolios available under the SIP, except that a Participant who is subject to the reporting requirement of Section 16 of the Securities Exchange Act of 1934 may not elect the Monsanto Stock Fund as the initial investment vehicle for his or her deferrals.

Neither the establishment of individual bookkeeping accounts for Participants nor the allocation or reservation by the Registrant of funds with respect to such accounts shall be deemed to have created a trust, and no Participant shall have an ownership interest in any such account. A Participant’s rights to any amounts credited to his accounts are not transferable or assignable.

Obligations are not subject to redemption, in whole or in part by Participants, except upon termination of employment or death as specified in the SIP Parity. The Registrant reserves the right to amend, merge, consolidate, or terminate the SIP Parity at any time, except that such action shall not adversely affect the amount that any Participant is entitled to receive.

Item 5.	Interests of Named Experts and Counsel.

The legality of Obligations registered pursuant to this Registration Statement to be issued pursuant to SIP Parity will be passed upon for the Company by David F. Snively, Executive Vice President, Secretary and General Counsel of the Company, who beneficially owns shares of Common Stock and who is a participant in various employment benefit plans offered by the Company, including the Plans.

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Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 59 of Monsanto’s Bylaws requires indemnification of any person made a party to any proceeding by reason of the fact that the person is or was a director or officer of Monsanto, or serving at the request of Monsanto as a director, officer or fiduciary of another enterprise, including employee benefit plans; and permits indemnification of any person made a party to any proceeding by reason of the fact that the person is or was an employee or agent of Monsanto, or was serving at the request of Monsanto as an employee or agent of another enterprise, including employee benefit plans. The Bylaws provide for certain conditions to such indemnification. Article IX of Monsanto’s Amended and Restated Certificate of Incorporation eliminates directors’ liability to Monsanto and its shareowners for breaches of fiduciary duty, except to the extent that such exemption from liability is not permitted by Delaware law.

Monsanto maintains directors’ and officers’ liability insurance coverage.

Item 8.	Exhibits.

See Exhibit Index.

The Company hereby undertakes that it will submit, or has submitted, in a timely manner, the SIP and any amendment thereto, to the Internal Revenue Service (the “IRS”) for purposes of obtaining a determination letter that the SIP is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and has made or will make all changes required by the IRS in order to qualify the SIP.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

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provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Creve Coeur, state of Missouri, on this 22ND day of June, 2012.

MONSANTO COMPANY
(Registrant)

By:	/s/ David F. Snively
Name:	David F. Snively
Title:	Executive Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Chicoine, Ph.D.* David L. Chicoine, Ph.D.	Director	June 22, 2012

/s/ Janice L. Fields* Janice L. Fields	Director	June 22, 2012

/s/ Hugh Grant Hugh Grant	Chairman of the Board of Directors President and Chief Executive Officer (Principal Executive Officer)	June 22, 2012

/s/ Arthur H. Harper* Arthur H. Harper	Director	June 22, 2012

/s/ Laura K. Ipsen* Laura K. Ipsen	Director	June 22, 2012

/s/ Gwendolyn S. King* Gwendolyn S. King	Director	June 22, 2012

/s/ C. Steven McMillan* C. Steven McMillan	Director	June 22, 2012

/s/ Jon R. Moeller* Jon R. Moeller	Director	June 22, 2012

/s/ William U. Parfet* William U. Parfet	Director	June 22, 2012

/s/ George H. Poste, Ph.D., D.V.M.* George H. Poste, Ph.D., D.V.M.	Director	June 22, 2012

/s/ Robert J. Stevens* Robert J. Stevens	Director	June 22, 2012

/s/ Pierre Courduroux Pierre Courduroux	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 22, 2012

/s/ Nicole M. Ringenberg Nicole M. Ringenberg	Vice President and Controller (Principal Accounting Officer)	June 22, 2012

*	David F. Snively, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

By:	/s/ David F. Snively
David F. Snively
Attorney-in-Fact

The Plan: Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) of the Monsanto Savings and Investment Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Creve Coeur, State of Missouri, on June 22, 2012.

The Monsanto Savings and Investment Plan

By:	/s/ Karen Wishart

Name:	Karen Wishart

Title:	Chairperson of the Monsanto Company Employee Benefits Plans Committee

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to Registration Statement on Form S-1, filed Aug. 30, 2000, (File No. 333-36956))

4.2	Monsanto Company Bylaws, as amended effective June 8, 2011 (incorporated by reference to Exhibit 3.2(i) of Form 8-K, filed June 14, 2011, File No. 1-16167)

4.3	Form of Specimen Certificate of the Registrant’s Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1, as amended (File No. 333-36956))

4.4	Monsanto Company ERISA Parity Savings and Investment Plan, as amended and restated as of December 31, 2008 and subsequently amended through June 11, 2012

5	Opinion of David F. Snively relating to the legality of the Obligations

10.1	Monsanto Savings and Investment Plan, as amended and restated as of June 1, 2012

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Company Counsel (See Exhibit 5)

24	Power of Attorney